EXHIBIT 10.29
AMENDMENT NO. 3
TO THE
PENSION PLAN FOR EMPLOYEES OF
SM ENERGY COMPANY

WHEREAS, SM Energy Company (the “Company”) maintains the Pension Plan for Employees of SM Energy Company (the “Plan”) for the benefit of certain of its employees; and

WHEREAS, the Plan has been amended from time to time and was most recently amended and restated in its entirety, effective January 1, 2010; and

WHEREAS, pursuant to the authority in Section 10.1 of the Plan, the Plan may be amended at any time and from time to time; and

WHEREAS, the Administrative Committee of the Plan has recommended to the Board of Directors of the Company to amend the Plan’s eligibility provisions to provide that no individual will be eligible to participate effective on and after January 1, 2016, and the Company desires to make such change at this time.

NOW, THEREFORE, effective January 1, 2016, the Plan is amended as hereinafter set forth:

Section 2.2 of the Plan is hereby amended in its entirety to provide as follows:

2.2    ELIGIBILITY TO PARTICIPATE.

(a)	Each Employee who was an Active Participant immediately prior to the Effective Date and is a Covered Employee on the Effective Date will continue to be an Active Participant as of the Effective Date.

(a)
Each other Employee will become an Active Participant on the first day of the calendar month coincident with or next following the date on which such Employee attains Age 21 and completes one Year of Eligibility Service, if then a Covered Employee.

(b)
A Participant (or a former Participant) who has a Separation from Service and who is later reemployed as a Covered Employee will become an Active Participant as of the date on which he or she first again completes an Hour of Service as a Covered Employee, but, if he or she has had a Break in Service, only if he or she (1) had any vested interest in his or her Accrued Benefit as of the prior Separation from Service or (2) again completes one Hour of Service at a time when the consecutive Breaks in Service do not equal or exceed the greater of five, or the number of Years of Eligibility Service credit prior to the Break in Service.

Amendment No. 3 to the Pension Plan for Employees of SM Energy Company    12/2015 1
Prepared by Holland & Hart LLP

(c)
If an individual is not a Covered Employee on the date on which the individual would otherwise become an Active Participant (but for the fact that such individual is not then a Covered Employee), such individual will become an Active Participant as of the first date thereafter on which the individual becomes a Covered Employee; but, if there was a Break in Service, only if the individual (1) had any vested interest in his or her Accrued Benefit as of the prior Separation from Service or (2) again completes one Hour of Service at a time when his or her consecutive Breaks in Service do not equal or exceed the greater of five, or the number of Years of Eligibility Service prior to the Break in Service.

(d)
Notwithstanding the above, effective January 1, 2016, the Plan is frozen with respect to participation. Accordingly, Employees hired on and after January 1, 2015 will not be eligible to participate in the Plan.

IN WITNESS WHEREOF, SM Energy Company has caused this Amendment No. 3 to be executed this 28th day of December, 2015 by a duly authorized officer of the Company.

SM ENERGY COMPANY

By: /s/ John Monark

Title: Senior Vice President – Human Resources

Amendment No. 3 to the Pension Plan for Employees of SM Energy Company    12/2015 2
Prepared by Holland & Hart LLP